EXHIBIT 99.1

Anaren Reports 3rd Quarter Results

SYRACUSE, N.Y., April 29, 2010 (GLOBE NEWSWIRE) -- Anaren, Inc. (Nasdaq:ANEN) today reported net sales for the fiscal 2010 third quarter ended March 31, 2010 of $42.2 million, down 3.0% from $43.5 million for the third quarter of last year.

GAAP (U.S. generally accepted accounting principles) net income for the third quarter of fiscal 2010 was $4.6 million, or $0.32 per diluted share, compared to $3.5 million, or $0.25 per diluted share for the third quarter of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation, acquisition related inventory step-up (fiscal 2009 only) and intangible amortization, was $0.38 for the third quarter of fiscal 2010 compared to non-GAAP earnings per share of $0.30 for the third quarter of fiscal 2009.

GAAP operating income for the third quarter of fiscal 2010 was $5.3 million, or 12.6% of net sales, compared to $4.7 million, or 10.9% of net sales for the third quarter of last year. Non-GAAP operating income for the third quarter of fiscal 2010, excluding non-cash equity based compensation and acquisition related intangible amortization was $6.7 million, or 15.9% of net sales up 15.7% from $5.8 million, or 13.3% of net sales for the third quarter of fiscal 2009.

Income taxes for the third quarter of fiscal 2010 were $700,000, representing an effective tax rate of 13.4% compared to income tax expense of $1.2 million for the third quarter of fiscal 2009, representing an effective tax rate of 25.7%. Tax expense for the current quarter included a reduction of approximately $1.0 million, or $0.07 per diluted share, due to the settlement of the IRS examination for the fiscal 2007 and 2008 returns and the related uncertain tax position adjustments. The projected effective tax rate for all of fiscal 2010, absent one-time events, is expected to be approximately 32.0%.

Lawrence A. Sala, Anaren's Chairman, President and CEO said, "We are very pleased with the growth in Wireless Group net sales from second quarter levels as well as the continuing improvement in our operating profitability.  The record operating profits in the quarter were due to a very favorable product mix, as well as yield improvements and our continuing cost reduction initiatives."

Net sales for the first nine months ended March 31, 2010, including $37.5 million of sales from M.S. Kennedy Corp and Unicircuit, Inc., were $123.5 million, compared to net sales of $123.1 million for the first nine months of last year, which included $25.5 million of sales from M.S. Kennedy Corp and Unicircuit, Inc.   GAAP net income for the first nine months of fiscal 2010 was $9.9 million, or $0.68 per diluted share, compared to $6.4 million, or $0.45 per diluted share for the first nine months of last year.

Non-GAAP diluted earnings per share, excluding non-cash equity based compensation, acquisition related inventory step-up (fiscal 2009 only) and intangible amortization, was $0.84 for the first nine months of fiscal 2010 compared to non-GAAP diluted earnings per share of $0.74 for the first nine months of fiscal 2009.

During the third quarter of fiscal 2010, the Company generated $8.4 million in operating cash flow compared to $8.6 million in the same period in fiscal 2009. Additionally, during the current quarter the Company repurchased approximately 244,000 shares of its common stock for a total of $3.2 million and expended $1.7 million for capital additions. Cash, cash equivalents and marketable debt securities at March 31, 2010 were $65.4 million, up $3.6 million from $61.8 million at December 31, 2009.

Wireless Group

Wireless Group net sales for the quarter were $14.2 million, down 18% from the third quarter of fiscal 2009, but up 15% from second quarter fiscal 2010 levels driven by strong demand for standard component products.

Demand for consumer and infrastructure standard component products remained robust throughout the quarter and offset continuing weakness in demand for infrastructure custom assemblies. New product investments for the quarter remained focused on expanding the infrastructure and consumer standard component product portfolios.

Customers that generated greater than 10% of Wireless Group net sales for the quarter were Richardson, E.G. Components, Motorola, and Huawei.

Space & Defense Group

Space & Defense Group net sales for the quarter were $28.0 million, up 7% from the third quarter of fiscal 2009. The transition from low rate to volume production on a number of new programs drove the increase in net sales.

New orders for the quarter totaled $22.3 million and included contracts for components and assemblies for use in satellite, radar, passive ranging and airborne jamming applications. Space & Defense Group order backlog at March 31, 2010 was $79.4 million.

Customers that generated greater than 10% of Space & Defense Group net sales for the quarter were Lockheed Martin and Raytheon.

Non-GAAP Financial Measures

In addition to presenting financial results calculated in accordance with GAAP, Anaren's earnings release contains non-GAAP financial measures including: non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and non-GAAP net income per diluted share. These non-GAAP measures are each adjusted from GAAP results to exclude certain non-cash items including equity based compensation and acquisition related inventory step-up and intangible amortization.

The Company believes these non-GAAP financial measures provide useful information to both management and investors to help understand and compare business trends among reporting periods on a consistent basis. Additionally, these non-GAAP financial measurements are one of the primary indicators management uses for planning and forecasting in future periods. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Outlook

For the fourth quarter of fiscal 2010, we anticipate comparable sales for the Wireless Group and an increase in sales for the Space & Defense Group compared to our third quarter levels. As a result, we expect net sales to be in the range of $41 to $45 million.  We expect GAAP net earnings per diluted share to be in the range of $0.22 - $0.26, using an anticipated tax rate of approximately 32.0% and inclusive of approximately $0.06 per share related to expected equity based compensation expense and acquisition related amortization of intangibles. Non-GAAP net earnings per diluted share are expected to be in the range of $0.28 - $0.32 for the fourth quarter.

Forward-Looking Statements

The statements contained in this news release which are not historical information are "forward-looking statements".   These, and other forward-looking statements, are subject to business and economic risks and uncertainties that could cause actual results to differ materially from those discussed. The risks and uncertainties described below are not the only risks and uncertainties facing our Company. Additional risks and uncertainties not presently known to us or that are currently deemed immaterial may also impair our business operations. If any of the following risks actually occur, our business could be adversely affected, and the trading price of our common stock could decline, and you may lose all or part of your investment.

These known risks and uncertainties include, but are not limited to: the Company's ability to continue to successfully integrate the MSK and Unicircuit acquisitions, including but not limited to, the timely and effective installation of appropriate financial controls; unknown liabilities not identified during due diligence; not realizing the expected benefits of the acquisitions, including the realization of the accretive effects from the acquisitions; the Company's substantial increase in long term debt (originally $50 million, currently $40 million outstanding), and the unanticipated loss of key management or technical employees. The Company also could experience an impairment of goodwill which increased as the result of the Company's two acquisitions in fiscal 2009 as well as acquisitions made in previous years. Other non-acquisition related risks and uncertainties include: the Company's ability to timely ramp up to meet some of our customers' increased demands; potential delay or inability to collect accounts receivable due to the current economic recession; unanticipated delays in successfully completing customer orders within contractually required timeframes; unanticipated penalties resulting from failure to meet contractually imposed delivery schedules; unanticipated costs and damages resulting from replacement or repair of products found to include latent defects; increased pricing pressure from our customers; decreased capital expenditures by wireless service providers; the possibility that the Company may be unable to successfully execute its business strategies or achieve its operating objectives, generate revenue growth or achieve profitability expectations; successfully securing new design wins from our limited number of OEM customers, reliance on key component suppliers, unpredictable difficulties or delays in the development of new products; the need to relocate the Company's Suzhou, China facility in calendar year 2010 due to expansion of China's mass transit system; order cancellations or extended postponements; the risks associated with any technological shifts away from the Company's technologies and core competencies; unanticipated impairments of assets including investment values; diversion of defense spending away from the Company's products and or technologies due to on-going military operations; and litigation involving antitrust, intellectual property, environmental, product warranty, product liability, and other issues. You are encouraged to review Anaren's 2009 Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

Conference Call

Anaren will host a live teleconference, open to the public, on the Anaren Investor Info, Live Webcast Web Site (http://www.anaren.com) on Thursday, April 29 at 5:00 p.m. EDT. A replay of the conference call will be available at 8:00 p.m. (EDT) beginning April 29, 2010 through midnight May 3, 2010. To listen to the replay, interested parties may dial in the U.S. at 1-800-642-1687 and International at 1-706-645-9291. The access code is 67026842. If you are unable to access the Live Webcast, the dial in number for the U.S. is 1-877-734-4580 and International is 1-678-905-9378.

Company Background

Anaren designs, manufactures and sells complex microwave components and subsystems for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com

The Anaren, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5360

ANAREN, INC.
Condensed Consolidated Income Statement
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Sales	$ 42,181	$ 43,507	$ 123,537	$ 123,074

Cost of sales	25,356	28,423	77,743	84,168
Gross profit	16,825	15,084	45,794	38,906
	39.9%	34.7%	37.1%	31.6%
Operating expenses:
Marketing	2,407	2,360	7,006	6,505
Research and development	3,999	3,392	11,140	9,500
General and administration	5,096	4,601	14,218	13,993
Total operating expenses	11,502	10,353	32,364	29,998

Operating income	5,323	4,731	13,430	8,908
	12.6%	10.9%	10.9%	7.2%
Other income (expense):
Other income, primarily interest	75	257	288	968
Interest expense	(129)	(311)	(451)	(1,200)
Total other income (expense)	(54)	(54)	(163)	(232)

Income before income tax expense	5,269	4,677	13,267	8,676
Income taxes	708	1,200	3,328	2,274
Net income	$ 4,561	$ 3,477	$ 9,939	$ 6,402
	10.8%	8.0%	8.0%	5.2%

Earnings per share
Basic	$ 0.33	$ 0.25	$ 0.71	$ 0.46
Diluted	$ 0.32	$ 0.25	$ 0.68	$ 0.45

Weighted average common shares outstanding
Basic	13,919	13,812	14,083	13,916
Diluted	14,328	14,062	14,595	14,102

ANAREN, INC.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	March 31, 2010	June 30, 2009

Assets:
Cash, cash equivalents and short-term investments	$ 45,961	$ 61,703
Receivables, less allowances	28,103	24,466
Inventories	33,392	35,282
Prepaid expenses and other current assets	5,906	5,580
Total current assets	113,362	127,031

Securities available-for-sale	1,050	1,050
Securities held to maturity	18,430	2,079
Property, plant, and equipment, net	49,789	52,889
Deferred income taxes	28	27
Goodwill	42,481	42,635
Other intangibles, net of accumulated amortization	10,450	11,344
Total assets	$ 235,590	$ 237,055

Liabilities and Stockholders' Equity
Liabilities:
Current installments of long-term obligation	$ 10,000	$ 9,800
Accounts payable	8,117	6,991
Accrued expenses	4,819	5,208
Customer advance payments	1,071	118
Other liabilities	2,237	2,702
Total current liabilities	26,244	24,819

Long-term debt	30,000	40,000
Other non-current liabilities	10,703	11,291
Total liabilities	66,947	76,110

Common stock and additional paid-in capital	205,484	199,877
Retained earnings	114,339	104,399
Accumulated other comprehensive loss	(2,380)	(2,397)
Less: cost of treasury shares	(148,800)	(140,934)
Total stockholders' equity	168,643	160,945

Total liabilities and stockholders' equity	$ 235,590	$ 237,055

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009

Sales	$ 42,181	$ 43,507	$ 123,537	$ 123,074

GAAP gross profit	$ 16,825	$ 15,084	$ 45,794	$ 38,906
Equity based compensation expense (1)	199	245	395	694
Acquisition related inventory step-up (2)	--	--	--	2,164
Acquisition related amortization of intangibles (3)	39	(247)	117	104
Non-GAAP gross profit	$ 17,063	$ 15,082	$ 46,306	$ 41,868
% of sales	40.5%	34.7%	37.5%	34.0%

GAAP operating income	$ 5,323	$ 4,731	$ 13,430	$ 8,908
Equity based compensation expense (1)	1,081	997	2,703	3,048
Acquisition related inventory step-up (2)	--	--	--	2,164
Acquisition related amortization of intangibles (3)	298	63	894	778
Non-GAAP operating income	$ 6,702	$ 5,791	$ 17,027	$ 14,898
% of sales	15.9%	13.3%	13.8%	12.1%

GAAP net income	$ 4,561	$ 3,477	$ 9,939	$ 6,402
Equity based compensation expense (1)	1,081	997	2,703	3,048
Acquisition related inventory step-up (2)	--	--	--	2,164
Acquisition related amortization of intangibles (3)	298	63	894	778
Tax effect	(496)	(340)	(1,295)	(1,964)
Non-GAAP net income	$ 5,444	$ 4,197	$ 12,241	$ 10,428
% of sales	12.9%	9.6%	9.9%	8.5%

Diluted earnings per share
GAAP earnings per share	$ 0.32	$ 0.25	$ 0.68	$ 0.45
Equity based compensation expense (1)	0.08	0.07	0.19	0.22
Acquisition related inventory step-up (2)	--	--	--	0.15
Acquisition related amortization of intangibles (3)	0.02	--	0.06	0.06
Tax adjustments	(0.04)	(0.02)	(0.09)	(0.14)
Non-GAAP earnings per share	$ 0.38	$ 0.30	$ 0.84	$ 0.74

Weighted average common shares outstanding
Diluted	14,328	14,062	14,595	14,102

1) These costs represent expense recognized in accordance with ASC718 - Stock Compensation.
2) These costs represent purchase accounting charges for step-up in inventory to fair market value to cost of sales related to the sale of acquisition related inventory in the nine months ended March 31, 2009.
3) These costs represent amortization of purchase accounting charges for acquisition related intangible charged to expense for the quarter and nine months ended March 31, 2010 and 2009.
4) The following table details the Non-GAAP, Non-Cash expenses related to equity compensation and acquisition related inventory step-up and intangible amortization by expense category.

ANAREN, INC.
Reconciliation of GAAP and Non-GAAP Gross Profit, Operating Income, and Earnings Per Share
(in thousands except per share data)
(unaudited)

Three Months Ended March 31, 2010
(in thousands)
(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Inventory Step-up	of Intangibles	Total
Cost of sales	$ 199	$ --	$ 39	$ 238
Marketing	65	--	--	65
Research and development	166	--	--	166
General and administrative	651	--	259	910
	$ 1,081	$ --	$ 298	$ 1,379

Nine Months Ended March 31, 2010
(in thousands)
(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Inventory Step-up	of Intangibles	Total
Cost of sales	$ 395	$ --	$ 117	$ 512
Marketing	171	--	--	171
Research and development	526	--	--	526
General and administrative	1,611	--	777	2,388
	$ 2,703	$ --	$ 894	$ 3,597

Three Months Ended March 31, 2009
(in thousands)
(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Inventory Step-up	of Intangibles	Total
Cost of sales	$ 245	$ --	$ (247)	$ (2)
Marketing	72	--	--	72
Research and development	136	--	--	136
General and administrative	544	--	310	854
	$ 997	$ --	$ 63	$ 1,060

Nine Months Ended March 31, 2009
(in thousands)
(unaudited)

	Equity Based	Acquisition	Amortization
	Compensation	Inventory Step-up	of Intangibles	Total
Cost of sales	$ 694	$ 2,164	$ 104	$ 2,962
Marketing	218	--	--	218
Research and development	415	--	--	415
General and administrative	1,721	--	674	2,395
	$ 3,048	$ 2,164	$ 778	$ 5,990

ANAREN, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended	Nine months ended
	March 31, 2010	March 31, 2010
Cash flows from operating activities:
Net income	$ 4,561	$ 9,939

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,560	6,700
Amortization	325	996
Loss on disposal of fixed assets	147	214
Deferred income taxes	(87)	(245)
Equity based compensation	1,081	2,703
Receivables	(2,264)	(3,638)
Inventories	(248)	1,874
Accounts payable	2,218	1,126
Other assets and liabilities	68	(1,016)
Net cash provided by operating activities	8,361	18,653

Cash flows from investing activities:
Capital expenditures	(1,652)	(3,812)
Escrow claim received related to the Unicircuit acquisition	154	154
Net purchases of marketable debt securities	(16,908)	(6,158)
Net cash used in investing activities	(18,406)	(9,816)

Cash flows from financing activities:
Payments on note payable	--	(9,800)
Stock options exercised	--	3,149
Tax benefit from exercise of stock options	--	214
Purchase of treasury stock	(3,208)	(7,865)
Net cash used in financing activities	(3,208)	(14,302)

Effect of exchange rates on cash	1	17

Net decrease in cash and cash equivalents	$ (13,252)	$ (5,448)

Cash and cash equivalents at beginning of period	$ 57,697	$ 49,893

Cash and cash equivalents at end of period	$ 44,445	$ 44,445
CONTACT:  Anaren, Inc.
          George Blanton, CFO
            315-362-0436
          Joseph E. Porcello, VP-Accounting
            315-362-0514